UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 25, 2006 Date of Report (Date of earliest event reported)

NU SKIN ENTERPRISES, INC. (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-12421 (Commission File Number)	87-0565309 (IRS Employer Identification Number)

75 West Center Street
Provo, UT 84601
(Address of principal executive offices and zip code)

(801) 345-1000
 (Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01         Entry into a Material Definitive Agreement.

Approval of 2006 Senior Executive Incentive Plan and 2006 Stock Incentive Plan

On May 25, 2006, at the 2006 Annual Meeting of Stockholders of Nu Skin Enterprises, Inc. (the “Company”), the Company’s stockholders approved the 2006 Senior Executive Incentive Plan and the 2006 Stock Incentive Plan, each of which had been previously approved by the Compensation Committee of the Board of Directors, subject to stockholder approval. A description of each of these plans is set forth in the Company’s 2006 Proxy Statement filed with the Securities Exchange Commission on April 28, 2006 under the captions “Proposal 2: Approval of the 2006 Stock Incentive Plan – Summary of the 2006 Plan” and “Proposal 3: Approval of the 2006 Senior Executive Incentive Plan – Description of the Incentive Plan”. The descriptions of these plans are qualified in their entirety by reference to the full text of these plans, filed as exhibits 10.1 and 10.2 to this Current Report on Form 8-K, and which were also included as Appendices to the 2006 Proxy Statement.

Stock Awards under the 2006 Stock Incentive Plan

Pursuant to the terms of the 2006 Stock Incentive Plan, on May 25, 2006, the date of the Company’s 2006 Annual Meeting of Stockholders, each of the Company’s non-employee members of the Board of Directors received an automatic grant of an option to purchase 10,000 shares of the Company’s Common Stock. The Board members that received these awards were: Jake Garn, Dan Campbell, Paula Hawkins, Andrew Lipman, Joe Ferreira, Allen Andersen, and Patricia Negrón. In addition, on May 26, 2006, the Compensation Committee of the Board of Directors approved the grant of stock options and restricted stock units to certain executive officers of the Company pursuant to the 2006 Stock Incentive Plan. The following individuals received awards:

Name	Stock Options	Restricted Stock Units

Truman Hunt	25,000
President and CEO

Ritch Wood	22,500
Chief Financial Officer

Dan Chard	100,000
Executive V.P., Distributor Success	17,500

Joe Chang	17,500
Chief Scientific Officer,
Executive V.P., Product Development

Robert Conlee	12,250	1,500
President, North Asia

Corey Lindley	17,500
Executive Vice President,
President, Greater China

Scott Schwerdt	12,250	1,500
President, Americas and Europe

Brett Nelson	5,000	1,500
Regional Vice President,
South Asia/Pacific

Larry MacFarlane	5,000	1,500
President, Big Planet

Mark Adams	5,000	1,500
Chief Information Officer

Matthew Dorny	5,000	1,500
Chief Legal Officer

Jack Peterson	3,500	1,000
Vice President, Corporate Strategy
and Development

Claire Averett	3,500	1,000
Vice President, Human Resources

Each of the stock options issued to the non-employee directors described above vest and become fully exercisable one day prior to the next annual meeting of stockholders following the date of grant. These options expire on the tenth anniversary of the date of grant; however in the event of the director’s termination as a director for any reason, all vested and unexercised options expire upon the earlier of one year from the date of termination or ten years from the date of grant.

Each of the stock options and restricted stock units issued to the executive officers described above, except for the 100,000 option issued to Dan Chard, vest and become fully exercisable or issuable, as the case may be, in four equal annual installments beginning on the first anniversary of the date of grant. 50% of Dan Chard’s 100,000 stock option vests in four equal annual installments beginning on the first anniversary of the date of grant, and the other 50% fully vests on March 1, 2010. All of the stock options described above expire on the seventh anniversary of the date of grant; however in the event of the employee’s termination of service except for death or disability, all vested and unexercised options expire upon the earlier to occur of 90 days from the date of termination or seven years from the date of grant. In addition, if any such employee is terminated other than for cause within two years after a change of control of the Company, all unvested options and restricted stock units become immediately vested.

The 100,000 stock option granted to Dan Chard described above was issued in connection with Mr. Chard's appointment as Executive Vice President, Distributor Success. on June 1, 2006 the Company signed a letter agreement agreeing to pay Mr. Chard an annual salary of $300,000 retroactive to February 13, 2006, the date he agreed to accept this position, and his salary will increase by $25,000 in February 2007 and by another $25,000 in February 2008. Mr. Chard is also entitled to participate in the Company's executive incentive bonus plan and stock incentive plan at the same level as other similarly situated executives. In addition, in the event Mr. Chard's employment is terminated by the Company other than for cause, he will be entitled to a severance payment in the amount of 1.5 times his then current annual base salary.

Item 9.01         Financial Statements and Exhibits.

(c)     Exhibit.

10.1	Nu Skin Enterprises 2006 Stock Incentive Plan

10.2	Nu Skin Enterprises 2006 Senior Executive Incentive Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NU SKIN ENTERPRISES, INC. (Registrant) /s/ D. Matthew Dorny D. Matthew Dorny Chief Legal Officer

Date: June 1, 2006

EXHIBIT INDEX

Exhibit No.	Exhibit Description

10.1	Nu Skin Enterprises 2006 Stock Incentive Plan

10.2	Nu Skin Enterprises 2006 Senior Executive Incentive Plan